Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the use of our report dated March 13, 2019, with respect to the consolidated statements of financial position of Nano Dimension Ltd. as of December 31, 2018, 2017 and 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements") incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 13, 2019 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a lack of sufficient resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to a change in functional and presentation currency.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

September 23, 2019